INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements No. 33-79010, No. 333-1268 and No. 333-09785 of OrthoLogic Corp. on Form S-8 and Registration Statements No. 33-82050 and No. 333-1558 of OrthoLogic Corp. on form S-3 of our report dated May 8, 1997 (relating to the financial statements as of December 31, 1996 and for the year then ended) of net assets of Danninger Medical Technology, Inc. and Danninger Healthcare, Inc. to be acquired by OrthoLogic Corp. appearing in this Form 8-K/A of OrthoLogic Corp.



DELOITTE & TOUCHE LLP

Phoenix, Arizona
June 9, 1997